Exhibit 5

                  Miller, Canfield, Paddock and Stone, P.L.C.
                           150 West Jefferson Avenue
                            Detroit, Michigan 48226

                                January 27, 2000




La-Z-Boy Incorporated
1284 N. Telegraph Road
Monroe, Michigan 48162

Ladies and Gentlemen:

       With respect to the registration statement on Form S-8 (the "Registration Statement") being filed on or about today's date with the Securities and Exchange Commission by La-Z-Boy Incorporated, a Michigan corporation (the "Company"), for the purpose of registering under the Securities Act of 1933, as amended, 984,322 shares of the common stock, $1.00 par value, of the Company (the "Registered Shares") that may be acquired through the exercise of options granted under the La-Z-Boy Incorporated Replacement Plan for LADD Stock Options (the "Plan") by Plan participants, we, as your counsel, have examined such certificates, instruments, and documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion, and on the basis of such examination and review, we advise you that, in our opinion:

       1. The Registered Shares have been legally authorized.

       2. When the Registration Statement has become effective and the Registered Shares have been sold and paid for in accordance with the Plan, said Registered Shares will be validly issued, fully paid, and nonassessable.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                 Very truly yours,

                                 /s/ Miller, Canfield, Paddock and Stone, P.L.C.

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